EXHIBIT 99.1


               EXPLORATION AGREEMENT WITH OPTION FOR JOINT VENTURE
                                (BEOWAWE PROJECT)


THIS EXPLORATION AGREEMENT WITH OPTION FOR JOINT VENTURE (BEOWAWE PROJECT) is made this 21st day of September, 2005 (the "Effective Date") by and between ATNA RESOURCES, LTD., a Canadian corporation, and its wholly owned U.S. subsidiary, ATNA RESOURCES, INC., a Nevada corporation (referred to collectively as "Atna"); and APOLO GOLD & ENERGY INC., a Nevada Corporation ("Apolo").

                                    RECITALS

A. Atna owns or controls the following interests in real property which constitute the "Beowawe Project" situated in Lander and Eureka Counties,
     Nevada:

     1. Leases known as Parcel One (Pescio), Parcel Two (Eliopulos Property), Parcel Three (Brobst Family Trust), and Parcel Four (Keyser and Kornze). Said leases are attached as Schedule 1 of this Agreement.

     2.   Mining Claims as shown on Map attached to Agreement as Schedule 2.

     The foregoing property interests, together with all ores, minerals, surface and mineral rights, and the right to explore for, mine, and remove the same, and all water rights and improvements, easements, licenses, rights-of-way and other interests appurtenant thereto, shall be referred to collectively as the "Property."

B. The parties now desire to enter into an agreement by which Apolo can acquire an undivided fifty-five percent (55%) interest in the Property. The Agreement will govern the actions of Apolo and Atna during Apolo's earn-in period, and set forth essential terms of a Joint Venture Agreement for further development of the Property.

THEREFORE, the parties have agreed as follows:

                                   SECTION ONE

                              Terms and Definitions
                              ---------------------

1.1 Affiliate means any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, a Party. For purposes of the preceding sentence, "control" means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

1.2 Area of Interest shall mean any land within one mile of the Property boundary.

1.3 Agreement means this Agreement, which sets forth the business arrangement between the Parties during the option period described in Section 3 below.
     1.4 Assets mean the Property, products, and all other real and personal property, tangible and intangible, held for the Parties hereunder.


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1.5  Bankable Feasibility Study means a detailed report prepared or verified by an independent firm of consultants demonstrating the feasibility of placing the Property into commercial production. The study shall be in such form and include such details as is customarily required by institutional lenders of major financing for mining projects.

1.6 Budget means a detailed estimate of all costs to be issued by the Parties with respect to a Program and a schedule of cash advances to be made by the Parties.

1.7 Costs means all expenditures whatsoever, direct or indirect, with respect to Operations incurred by the Operator after the Participation Date, including the Operator's fee contemplated by Section 5.1(a).

1.8 Earn-In Obligation means the minimum amount Apolo must expend pursuant to Sections 3.2, 3.3, 3.4, and 3.5 below in order to acquire a 55% Participating Interest in the Property.

1.9 Exploration means all activities directed toward or incident to ascertaining the existence, location, quantity, quality, or commercial value of deposits of Products including without limitation those activities included in Section 1.10, "Exploration Expenditures."

1.10 Exploration Expenditures shall mean all costs properly incurred for the benefit of the Property pursuant to Programs and Budgets approved pursuant to this Agreement, recorded in accordance with generally accepted accounting principles consistently applied. Exploration Expenditures shall include the following:

     Actual salaries, benefit costs, and wages of employees or contractors of the Operator directly assigned to and actually performing Exploration and related activities within or benefiting the Property. Employees and contractors shall include geologists, geophysicists, engineers, engineering assistants, technicians, draftsmen, engineering clerks, and other personnel performing services connected with Exploration of the Property; actual costs and expenses of use of machinery, equipment and supplies required for such activities; travel expenses and transportation of employees, contractors, materials, equipment and supplies necessary or convenient for the conduct of such activities; all payments to contractors for work on such activities; costs of assays, metallurgical testing and analysis and other costs incurred to determine the quantity and quality of Products including preparation of feasibility studies; costs incurred to obtain permits, rights-of-way and other similar rights in connection with such activities; costs incurred in preparation and acquisition of environmental permits necessary to commence and complete such activities; costs and expenses of holding and maintaining the Property, such costs and expenses to include performing, completing and filing all annual assessment work to maintain the Property in good standing and the payment of U.S. Bureau of Land Management claim maintenance fees, all taxes levied against the Property or any interest in the Property except, however, that option and lease payments; expenditures related to BLM claim fees, and county taxes and fees are not eligible as earn-in expenditures; the cost of insurance premiums or bonds; costs of title search and remediation and curative work; costs of staking and recording additional claims or other rights within the Area of Interest; and any and all capital items acquired for the Exploration of the Property; and a management fee based on the foregoing charges and expenditures of ten percent (10%) to cover head office overhead, general and administration expenses.


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1.11 Interest shall have the same meaning as 1.18, Participating Interest.

1.12 Joint Venture Agreement shall refer to the business arrangement between the Parties after formation of a Joint Venture pursuant to Section 4.1 below.

1.13 Management Committee means the committee established under Section 4.2.

1.14 Operations means the activities carried out under this Agreement.

1.15 Operator means the person or entity appointed under Sections 3.3 and 5.1, to manage Operations, or any successor Operator, as provided for by this Agreement.

1.16 Participation Date means the date of the formation of a joint Venture hereunder as provided in Section 4.1.

1.17 Participating Interest means the percentage interest representing the operating ownership interest of a Party in Assets, and all other rights and obligations arising under this Agreement, as such interest may from time to time be adjusted hereunder. Participating Interests shall be calculated to three decimal places and rounded to two (e.g. 1.519% rounded to 1.52%). Decimals of .005 or more shall be rounded up to .01 decimals of less than .005 shall be rounded down. The initial Participating Interests of the Parties are set forth in Section 4.1.

1.18 Party shall refer to Apolo or Atna individually, and Parties shall refer to Apolo and Atna collectively.

1.19 Prime Rate means the interest rate quoted as "Prime" by the Bank of America, at its head office, as said rate may change from day to day (which quoted rate may not be the lowest rate at which the Bank loans funds).

1.20 Products mean all ores, minerals, and mineral resources produced from the Property under this Agreement.

1.21 Program means a description in reasonable detail of Operations to be conducted by the Operator on or for the benefit of the Property pursuant to this Agreement.

1.22 Property means Atna's interests in the Beowawe Project, as described in Recital A and Exhibit A of this Agreement, and all other rights or interests in real property (including royalty interests) within the Area of Interest that may be acquired and held pursuant to the Agreement.

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1.23 Supplementary Program means a Program proposed by the Operator after the approval of a then current Program which contemplates additional exploration activity or changes to the construction or production concepts or methods contained in, or the assets to be acquired under, the then current Program, which shall also include a supplementary budget relating thereto, which budget shall reflect only the additional or reduced costs associated with the additional or changed work contemplated by the Supplementary Program.

1.24 Venture means the business arrangement of the Parties under the Joint Venture Agreement.

1.25 $ refers to United States dollars.

                                   SECTION TWO

                         Representations and Warranties
                         ------------------------------

2.1 Atna's Warranties. Atna hereby represents and warrants that, as of the date of the execution of the Agreement:

     a. Atna Resources, Ltd is a corporation in good standing under the laws of British Columbia, and Atna Resources, Inc. is a corporation in good standing under the laws of the State of Nevada and it has the right to enter into this Agreement, and the performance of its obligations hereunder shall not be in breach of, or in conflict with any agreements or undertakings between it and any governmental authority in the United States, or any other Parties.

     b. To the best of Atna's knowledge, the Property is free and clear of all liens and encumbrances, recorded or unrecorded, for all leases as described in Recital A. Should there be any liens on any of the leases as described in Recital A, as of September 21, 2005, Atna will undertake to have such liens removed at its expense..

     c. Atna is not aware of any pending or threatened claims, liens, or litigation by any person or entity with respect to the Property.

     d. To the best of Atna's knowledge and belief (1) the mining claims that comprise the Property have been properly located and maintained in accordance with State and Federal mining laws; (2) Atna has paid the federal rental fees for the 2005-2006 assessment year and made all necessary filings with Lander and Eureka, Counties, in order to maintain the claims in good standing; and (3) the claims are presently valid and in good standing. Atna makes no warranty regarding the presence of valuable minerals on the claims.

     e. Atna is not aware of any environmental liability or reclamation obligations affecting the Property, or of any judicial or administrative order or action requiring remedial action with respect to the Property.

     f. Atna has the right to enter into this Agreement, and the unrestricted right to assign an undivided 55% interest to Apolo, and the entering into and execution of this Agreement has been duly authorized by all necessary corporate proceedings of Atna.

     g. Atna has obtained the permits from the U.S. Bureau of Land Management and the Nevada Division of Environmental Protection allowing operations on the Property:

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2.2  Apolo's Warranties: Apolo hereby represents and warrants that, as of the date of the execution of the Agreement:

     a. Apolo is a Corporation in good standing under the laws of the State of Nevada and has the right to enter into this Agreement, and the performance of its obligations hereunder shall not be in breach of, or in conflict with any agreements or undertakings between it and any governmental authority in the United States, or any other party.

     b. The entering into and execution of this Agreement has been duly authorized by all necessary corporate proceedings of Apolo.

                                  SECTION THREE

                     Option to Acquire Interest in Property
                     --------------------------------------

3.1 Scope of Section 3. The terms of Section 3 set forth the relationship between Apolo and Atna during the earn-in period.

3.2 Right to Earn Interest. Atna hereby grants to Apolo the exclusive right and option to acquire an undivided fifty-five percent (55%) Interest in the Property on the terms and conditions set forth below in this Section 3.

3.3 Expenditures. Apolo may acquire its undivided 55% Interest in the Property by expending a cumulative total of ONE MILLION SEVEN HUNDRED THOUSAND DOLLARS ($1,700,000.00) in Exploration Expenditures on the Property within a period of four years from the Effective Date of this Agreement. The minimum Exploration Expenditures for each year shall be as follows:

        Year              Exploration                 Cumulative Exploration
        ----             Expenditures                      Expenditures
                         ------------                      ------------
          1                $250,000                         $250,000.00
          2                $350,000                         $600,000.00
          3                $450,000                       $1,050,000.00
          4                $650,000                       $1,700,000.00

       Total:             $1,700,000

     Apolo must fulfill the first year's Exploration Expenditures obligation. Thereafter, Apolo may terminate this Agreement at any time by giving written notice to Atna. If Apolo terminates after July 1 of any year, Apolo shall pay the federal maintenance fees due in August of that year. Any excess of Exploration Expenditures in one year may be applied to subsequent years.

     If Apolo does not complete its required Exploration Expenditures on the Property within four years from the Effective Date, this Agreement shall automatically terminate.

     Conversely, if Apolo accelerates the work done in any one year, the excess work completed over the minimum budget specified, shall be carried forward to the next year as part of the following year's budget requirements.

3.4  Cash Payments. None.

3.5 Assumption of Lease Obligations. Apolo agrees to assume and discharge all obligations set forth in the underlying lease in accordance with their terms. Following termination of this Agreement for any reason, Apolo shall continue to make any lease payment required by the underlying lease agreements coming due within six months of written termination notice to Atna.

3.6 Stock Distribution. Upon execution of this Agreement, Apolo shall deliver ONE HUNDRED THOUSAND (100,000) restricted shares of its common stock to Atna. On the first anniversary following the signing of this Agreement, Apolo shall deliver an additional FIFTY THOUSAND (50,000) restricted shares of its common stock to Atna, or FIFTY THOUSAND DOLLARS ($50,000.00) in shares, based on the market price for the twenty (20) trading days proceeding the anniversary date, whichever is greater. The stock shall be subject to such restrictions as may be required by regulatory authorities under rule 144.

3.7 Operator during Earn-In. Apolo shall be Operator during the earn-in period, with full control, authority, and responsibility for all Operations to be conducted on the Property. Apolo shall conduct all Operations hereunder in a proper and workmanlike manner, in full compliance with all applicable laws and regulations, and subject always to the terms and conditions of this Agreement. Apolo shall defend, indemnify, and hold Atna harmless from all claims and liabilities, including environmental liabilities and/or reclamation obligations, resulting from its activities during the earn-in period, which responsibility shall survive termination of this Agreement.

     It is expressly understood and agreed that Atna shall remain solely responsible for any environmental liability and/or reclamation obligations resulting from Atna's activities on the Property prior to execution of this Agreement.

     Apolo and Atna will meet on or before the end of February of each year to discuss prior year exploration results and develop exploration plans for the following year. Subject to the rights and obligations of this Agreement, Apolo shall have final decision authority regarding the Exploration work to be conducted during the earn-in period.

3.8 Claim Maintenance. Apolo shall maintain the Property in good standing, including payments, filings, and any other actions necessary to maintain the mining claims in good standing. On or before June 1 of each year Apolo shall pay federal claim maintenance fees or perform annual assessment work, as required by the laws of the United States. On or before June 1 of each year, Apolo shall file an Affidavit and Notice of Intent to Hold or Affidavit or Annual Assessment Work in Lander and Eureka, Counties, as required by State law. Apolo shall provide Atna with evidence of these filings immediately after payment and recording.


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
3.9 Reports and Inspections. Apolo will provide Atna with quarterly progress reports. By February 15 of each year, Apolo shall provide Atna with reports describing its Exploration Expenditures and the data and information obtained from its Operations on the Property during the preceding year. Atna will be notified of all material information without delay. All such information shall be kept confidential by Atna, except as to those matters strictly required to be disclosed by regulatory agencies.

     Atna shall, upon prior notice, have access, at its sole risk and expense, to the Property or other lands for the purpose of viewing the work conducted thereon and shall also have reasonable access to all records, including accounting records, of Apolo respecting Exploration work carried on the Property. However, such access shall not unduly interfere with or disrupt the activities of Apolo.

     The Parties shall approve in writing, prior to release, all public announcements, or press releases, and/or disclosures to third parties, to be issued by either Party regarding the Agreement and all matters related thereto. This limitation on disclosure shall not apply to the Affiliate(s) of any Party. Approval by either Party shall not be unreasonably withheld.

3.10 Liens and Insurance. Apolo shall keep the Property free and clear of all liens and encumbrances resulting from its activities, and shall maintain comprehensive general liability and automobile insurance with a minimum of $2,000,000.00 in coverage protecting the Parties to this Agreement from third party claims. Apolo shall also maintain worker's compensation insurance in compliance with the laws of the State of Nevada. Apolo shall provide evidence of insurance coverage to Atna.

3.11 Assignment and First Right of Refusal. No Party shall sell, assign, or transfer its interest in the Property or any other Assets before or after the Participation Date, except to an Affiliate without first having offered same to the other Party in writing on the same or more favorable terms. If the non-transferring Party declines to elect to acquire the offering Party's interest or right within 30 days of receipt of its offer, the offering Party shall then have the right to transfer its interest or right without further restriction on the same terms as offered to the other Party hereunder or less favorable terms within sixty (60) days following such declination, failing which the terms of this clause shall again come into effect with respect to the offering Party's interest hereunder. Any sale or assignment shall be made subject to the rights and obligations created by this Agreement (or the Joint Venture Agreement, as the case may be), including those with regard to assignment.

3.12 Property Acquisitions.

     a. Any interest or right to acquire any interest in real property (including royalty interests) within the Area of Interest acquired during the term of this Agreement or of the Joint Venture Agreement (during or following Apolo' earn-in period) by or on behalf of either Party, or any Affiliate, shall be subject to the right of the other Party to make such acquired interests or rights subject to this Agreement or the Joint Venture Agreement, as the case may be, within a thirty (30) day election notice provision. The election by such other Party shall be subject to payment by such Party of a portion of the acquisition costs in proportion to its Participating Interest (except to the extent such acquisition costs, if incurred by Apolo, are included as part of Apolo' Earn-In Obligation). Any interest or right acquired by the Operator within the Area of Interest pursuant to an approved Program and Budget shall automatically become subject to the Joint Venture Agreement.


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
     b. If any Property or rights are abandoned by the Parties, any re-acquisition of such abandoned Property or rights shall be subject to the provision of Section 3.8(a).

     c. The rights and obligations of the Parties under this Section 3.8 shall terminate upon termination of this Agreement. However, if Apolo terminates the Agreement through election or default prior to fulfilling its Earn-In Obligation, Apolo or any Affiliate of Apolo shall not acquire any interest or rights within the Area of Interest for a period of one (1) year from the date of Apolo' termination.

3.13 Default. If either Party defaults in performing its obligations under this Agreement, the non-defaulting Party may give written notice to the defaulting Party specifying the nature of the default. The defaulting Party shall have thirty (30) days to remedy any default in payment, and thirty
     (30) days to remedy any other default under this Agreement. If the defaulting Party fails to remedy the default within the specified period, the non-defaulting Party may terminate this Agreement by written notice, which remedy shall be in addition to all other remedies allowed by law and equity.

                                  SECTION FOUR

                                  Joint Venture
                                  -------------

4.1 Scope of Sections 4 through 7. The provisions of this Section 4 and Sections 5 through 7 which follow shall govern the relationship between Atna and Apolo during the formation and conduct of their Joint Venture following Apolo's earn-in.

4.2 Option for Additional Earn-In. If Apolo maintains the option in good standing and satisfies the Earn-In obligations described in Sections 3.3, 3.4, 3.5, and 3.6 above (the "Phase 1 Earn-In"), it shall have earned a fifty-five percent (55%) interest and shall give written notice to Atna substantiating its expenditures.

     Apolo will have the right, but not the obligation, to elect within sixty
     (60) days of vesting its fifty- five percent (55%) to earn an additional fifteen percent (15%) interest in the Property, for a total of seventy percent (70%), by paying all expenditures associated with preparation of a Bankable Feasibility Study for the Project. If Apolo chooses to earn this additional interest, the Bankable Feasibility Study must be completed within thirty-six (36) months of completing the Phase 1 Earn-In. Completion of the Bankable Feasibility Study shall be referred to as the "Phase 2 Earn-In." If Apolo fails to complete a Bankable Feasibility Study within the thirty-six month period, its interest shall automatically revert to fifty-five percent (55%) and a Joint Venture shall be formed. It is understood that as long as Apolo has more than a 50% earned interest in the Beowawe Project it shall have the right to be the Operator if it chooses.

4.3 Formation of Joint Venture. Upon completion of the Phase 1 Earn-In (if Apolo chooses not to proceed to the Phase 2 Earn-In), or upon completion of Phase 2 Earn-In, as the case may be, Atna and Apolo will form a Joint Venture in accordance with Sections 4 through 7 and, to the extent applicable, Section 8 below, and in the general format of Form 5A ("Form 5A") prepared by the Rocky Mountain Mineral Law Foundation. The Parties may mutually agree to use Form 5A-LLC in place of Form 5A, and all references in this Agreement to Form 5A shall then refer to Form 5A-LLC. The date of formation of the Joint Venture is referred to as the "Participation Date." The Parties will negotiate in good faith to execute the Joint Venture Agreement within 90 days of notice given by Apolo pursuant to this Section
     4.1. Atna shall simultaneously convey the Property to the Joint Venture. In the event of any inconsistency between Sections 4 through 8 below and Form 5A, the provisions of this Agreement shall control. Apolo may make such expenditures as are necessary to maintain the Property and comply with laws and regulations pending execution of the Joint Venture Agreement, which expenditures shall be shared by the Parties in accordance with their Participating Interests.

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
     Upon completion of the Phase 1 Earn-In Obligation, Apolo shall have a vested right to a 55% ownership interest in the Property irrespective of any delay in execution of the Joint Venture Agreement.

4.4  Management Committee. Following formation of the Joint Venture pursuant to
     Section 4.1 above, Apolo and Atna shall jointly participate in exploring and developing the Property, with each providing its share of costs and each sharing in production in accordance with their respective Participating Interests.

     A Management Committee consisting of one representative of each Party shall be established and shall be responsible for approving Programs and Budgets, and for determining the general policies and direction to be adopted by the Operator in the conduct of the Operations under this Agreement.

4.5 Meetings and Decisions. The Management Committee shall meet at least once annually and otherwise on ten (10) days written notice given by either Party. Such notices shall be accompanied by an agenda of matters to be discussed and/or decided at the meeting. Other than as provided in this
     Section 4.3 and subject to Section 6.4(c) below, all decisions of the Management Committee shall be by majority vote. Each Party's representative shall be entitled to a vote equal to the Participating Interest such Party holds. In the event of a deadlocked vote the Operator shall have the deciding vote, except that the following decisions shall require the unanimous approval of the Management Committee: (a) acquisition or disposition of Property; (b) conduct of business other than for exploration, development or mining of the Property; (c) borrowing or entering into any form of credit arrangement which involves the pledge of all or part of any Party's Participating Interest; (d) any subsequent changes in the definition of the authority and responsibilities of the Operator; (e) approval of any subsequent revisions in the accounting procedures as adopted by the Venture; (f) except as set forth in Section 6.4(c), material changes to approved Programs and Budgets that would require a call for a cash contribution from the Parties not previously approved as part of a Program and Budget; (g) whether to establish a tax partnership for federal income tax purposes; (h) adoption of annual programs and budgets; (i) production decisions; and (j) closure decisions.


                                  SECTION FIVE

                                    Operator
                                    --------

5.1  Designation of Operator.


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
     a. Apolo shall be the initial Operator for the joint Venture. The Operator shall have exclusive charge of all Operations hereunder and shall conduct such operations in accordance with approved Programs established by the Management Committee. The Operator shall be entitled to charge and receive from the joint Venture Parties, for the Operator's costs of supervision in carrying out each Program where such Program consists primarily of Exploration, 10% on all work incurred by the Operator. Where the Program relates to development and construction and/or operation of a mine, the Operator shall be entitled to charge its actual costs of supervision and administration in carrying out a Program hereunder, such that the Operator neither makes a profit nor incurs a loss as a result of acting as the Operator.

     b. The non-Operator may, upon thirty (30) days prior written notice, elect to replace the Operator upon the Participating Interest of the Operator becoming less than 50%; provided, however, that the non-Operator has, at such time, at least a 50% Participating Interest. Where the Operator is replaced by the non-Operator, the Operator shall provide to the non-Operator, within the above thirty (30) day notice period, all exploration data, drill core, geochemical samples and related records.

     c. Operator may at any time resign as Operator upon thirty (30) days notice, at which time the non-Operator with the greatest Participating Interest may elect to become the new Operator, failing which the Management Committee shall meet to select a new Operator.

5.2  Operator's Duties .

     a. The Operator shall conduct all Operations in a good workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, but in no event shall the Operator be liable to the non-Operator for any act or omission resulting in damage or loss or for bearing the non-Operator's share of the costs thereof except to the extent caused by or attributable to the Manager's willful misconduct or gross negligence.

     b. The Operator shall prepare and submit reports on a monthly basis to the non-Operator respecting results obtained from the implementation of a Program. The Operator shall submit an annual report to the non-Operator on or before February 15 of each year describing its expenditures and the geologic data obtained from its Operations on the Property during the preceding calendar year. The non-Operator shall, upon prior notice, have access at its sole risk and expense to the Property for the purpose of viewing the work conducted thereon and shall also have access to all records of the Operator respecting Exploration and development work carried out on the Property, provided, however, that such access shall not unduly interfere with or disrupt the activities of the Operator. The Parties shall approve in writing, prior to release, all public announcements, press releases and/or disclosures to third parties, to be made by either Party regarding the Agreement and all matters related thereto. Approval by either Party shall not be unreasonably withheld.

     c. During the currency of this Agreement, the Operator shall, subject to
     Section 5.2(d) below, keep the Property in good standing, free and clear of all liens and encumbrances resulting from its activities, and shall maintain adequate insurance coverage protecting the Parties to this Agreement from third party claims.

     d. Should the Operator recommend that any of the mining claims comprising the Property be dropped, it shall give the non-Operator thirty (30) days notice and the non-Operator may elect to have such claims transferred to it. If the non-Operator fails to respond to the Operator's notice within thirty (30) days then the Operator may drop such claims and such claims shall thereupon cease to be part of the Property.


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
5.3 Indemnification . Each Party shall indemnify and save the Operator harmless from and against any action, claim, demand, damage or expense (including, without limiting the generality of the foregoing, all legal fees and disbursements) resulting from any acts or omission of the Operator or its officers, employees or agents, except to the extent caused by or attributable to the Operator's willful misconduct or gross negligence.

     The obligation of each of the Parties to indemnify and save the Operator harmless pursuant to Section 5.3 shall be in proportion to its Interest as of the date that the action, cause of action, claim, demand, damage or expense occurred or arose.

                                   SECTION SIX

                              Programs and Budgets.
                              ---------------------

6.1 Programs by Operator . The Operator shall propose Programs and Budgets to the Management Committee at least annually for periods determined necessary or appropriate by the Operator. Programs and Budgets for Exploration or mining Operations shall not exceed one year without unanimous approval of the Participants. The Management Committee will vote upon the proposed work plan and budget within 30 days after delivery by the Operator. Each Party shall give notice to the Operator within 30 days after a Program and Budget is approved by the Management Committee, whether it will fund its share of expenditures in respect of such Program and Budget. Each Party who elects to fund its share shall be obligated to do so.

6.2 Programs by Non-Operator. If the Operator (including any replacement Operator who has become the Operator pursuant to this Section 6.2) does not propose a Program and Budget requiring a total annual expenditure of $200,000 or more prior to the beginning of an annual budget period, then, within 30 days after the beginning of the annual period, the non-Operator may propose a Program and Budget requiring an annual expenditure of $200,000 or more, and the non-Operator shall thereupon become the Operator. The former Operator shall be entitled to meet with the new Operator to discuss the proposed Program and Budget and suggest any changes it feels are appropriate. The new Operator shall immediately thereafter finalize the Program and Budget and deliver it to the former Operator, whereupon it shall be deemed to have been approved by the Management Committee. If the non-Operator does not present such a proposal within 30 days after the beginning of the annual period, then the non-Operator will have waived its right to do so for that annual period.

6.3  Dilution of Interests.

     a. When Apolo has completed the Phase 1 Earn-In Obligation, Apolo's initial investment base in the Venture for dilution purposes shall be $1,700,000.00 and Atna's initial investment base shall deemed to be $1,390,910 for a total of $3,090,910. Additional expenditures by each Party shall be added to its investment base.

     b. If a Party does not commit to pay its share of any approved Program and Budget, its Participating Interest shall be diluted on a straight line basis so that it corresponds to the percentage of total investment (including the investment contemplated by the Program and Budget in which the Party has elected not to participate) represented by the investment of the non-participating Party (including the deemed initial investment of Atna). The Participating Interest of the participating Party shall then be determined by subtracting the resulting percentage from 100%. If less than 80% of such approved Program and Budget is actually spent by the participating Party, then the diluted Party may recover its previous interest by paying to the participating Party, within 60 days after the end of such budget period its share (before the dilution occurred) of the expenditures actually made plus interest at the Prime Rate.

     c. Upon a Party's Participating Interest having been reduced to 20% pursuant to either Section 6.3(b) or 7.1(a), its Participating Interest shall be automatically converted to a royalty on production from the Property equal to a fifteen percent (15%) net profits interest, and the Party shall have no further interest in the Assets or under this Agreement except its royalty interest.

     d.   If either Party's Participating Interest is converted under this
          Section 6.3, upon the date of such conversion, such Party shall convey and assign to the other Party all of its rights and interests in the Property, except the royalty interest described in Section 6.3(c), and the other Party shall become the beneficial owner of 100% of the Property.

6.4  Cash Calls .

     a. The Operator shall make monthly cash calls in advance based upon expenditure projections for an approved Program, and each Party shall remit its proportionate share within ten (10) business days after receipt. Following completion and delivery to Atna of a Bankable Feasibility Study, Atna will have a period of sixty (60) days in which to decide whether to participate in the mining project described and evaluated in the Bankable Feasibility Study. If Atna elects not to participate in the venture, its participating interest will be converted to a fifteen percent (15%) net profits interest. The term "net profits interest" is defined in Schedule 3 attached hereto.

     b. If actual expenditures for a month exceed the expenditure projection for the month then the Operator shall provide to each Party a financial accounting of the overrun. Upon receipt of such accounting each Party shall remit to the Operator its share of funds required to fund the overrun, subject to Section 6.4(c) below.

     c. If the Operator incurs expenditures under an approved Program that are more the 110% of the approved Budget then, unless the Management Committee unanimously approved the funding of such excess, those expenditures exceeding 110% of the relevant approved Budget shall be paid by the Operator and shall not be included as expenditures for the purpose of calculating Participating Interests. Budget overruns of 10% or less shall be borne by the Parties in proportion to their respective Participating Interests as of the time the overrun occurs. However, in the case of emergency, the Operator may take any reasonable action it deems necessary to protect life, limb, or property, to protect the Assets of the joint Venture, or to comply with law or government regulations. The Operator may also make reasonable expenditures for unexpected events which are beyond its reasonable control and which do not result from a breach by it of its standard of care. Costs of emergency actions determined to have been properly incurred for the protection and benefit of the Venture, shall be funded by the Parties pro-rata in accordance with their respective Participating Interests at the time of the emergency action.

     d. The Operator may propose Supplementary Programs or amendments to the Budget of a current Program covering portions of any calendar year by presenting such supplementary Programs or amendments to the Budget of a current Program to the Management Committee.

6.5 Audits. The accounting and financial records of the Operator regarding costs charged for the account of the Venture shall be subject to audit, following the procedures regarding audits as generally outlined by Form 5A. Any request for an audit or audit proceeding shall in no way defer or delay the obligation of the Parties to contribute their respective pro-rata share of Costs as provided by this Agreement.

6.6 Venture Liabilities and Credits. Except as otherwise provided, pursuant to the Joint Venture Agreement, all costs, expenses and liabilities accruing or resulting from the conduct of Venture operations shall be Venture liabilities, and all sales or other dispositions arising out of Venture operations (except for the taking of production in kind by the Parties) shall constitute credits to the Venture, to be allocated between the Parties in accordance with their Participating Interests.

                                  SECTION SEVEN

                              Default and Dilution
                              --------------------

7.1 Default. Should either Party (" Defaulting Party") fail to provide its share of funds toward an approved Program, after electing to do so, then the Operator may thereafter deliver a notice ("Default Notice") requesting the immediate payment of the required funds. If the Defaulting Party fails to remit the required funds within 15 days of receipt of the Default Notice then:

     a. For a default relating exclusively to an Exploration Program and Budget, the non-defaulting Party may pay all or a portion of the defaulted amount and, without waiving its other remedies, increase its participating interest by adding twice the amount it pays of the defaulted amount to its investment and then recalculating the parties' Participating Interests.

     b. For a default relating to a Program and Budget covering in whole or in part development and construction and/or operation of a mine, the defaulting Party shall be deemed to have withdrawn from the Venture and to have automatically relinquished its Participating Interest to the non-defaulting Party; provided, however, that the defaulting Participant shall have the right to receive only from five percent (5%) of Net Profits, if any, and not from any other source, an amount equal to the defaulting Participant's aggregate contributions to the Venture pursuant to Sections 6.3(a) and 6.4 above. The defaulting Party shall thereafter have no further right, title, or interest in the Assets or under this Agreement.

7.2 Security. Each Party's Participating Interest and its interest in Venture Assets, including the Property, shall be pledged as security for the performance of its obligations under this Agreement.

7.3  Dilution, Conversion, and Liability .

     a. Dilution (or conversion) of a Party's Participating Interest pursuant to Sections 6.3 and 7.1 shall not act so as to relieve that Party from its obligation to indemnify the Operator under Section 5.3.

     b. Any reduction (or conversion) of a Party's Participating Interest under Sections 6.3 or 7.1 shall not relieve such Party of its share of any liability, whether it accrues before or after such reduction (or conversion), arising out of Operations conducted prior to such reduction (or conversion). Such Party's share of such liability shall be equal to its participating Interest at the time such liability was incurred.

     c. Each Party acknowledges that the exploration, development, and operation of the Property involves significant financial risks and that the conveyance and assignment of one Party's Interest in the Property to the other pursuant to Sections 6.3 and 7.1 does not constitute a penalty but rather is based on a genuine assessment of the increased financial risks associated with the other Party's increased contribution to Costs.

                                  SECTION EIGHT

                               General Provisions
                               ------------------

8.1 Title Held in Trust . Following earn-in, the Joint Venture shall retain title to the Property to be held in trust for the Parties in accordance with their respective Participating Interests.

8.2 No Partnership. The rights, duties, obligations and liabilities of the Parties under the joint Venture shall be several and not joint and several, it being the express purpose and intention of the Parties that their respective Participating Interests be held as tenants in common. Nothing in this Agreement shall be construed as creating a partnership of any kind or as imposing upon either Party any partnership duty, obligation or liability to the other.

8.3 Force Majeure. Neither Party hereto shall be liable to the other Party and neither Party hereto shall be deemed in default under this Agreement for any failure or delay to perform any of its covenants and agreements caused or arising out of any act not within the control of the Party, but excluding lack of funds. Such acts shall include, without limitation, acts of God, strikes, lockouts, or other industrial disputes, acts of the public enemy, riots, fire, storm, flood, explosion, government restriction, failure to obtain any approvals required from regulatory authorities, including environmental protection agencies, unavailability of equipment, interference of environmental or native rights advocacy groups, or other causes whether of the kind enumerated above or otherwise. Any period for performance affected by such events shall be extended for a period commensurate with the period of the delay. So far as possible, the Party affected will take all reasonable steps to remedy the delay caused by the events referred to above, provided, however, that nothing contained in this Section shall require any Party to settle any industrial dispute or to test the constitutionality of any law.

8.4 Other Activities. Each of the Parties may be engaged on its own behalf and on behalf of persons other than the Parties in the general mining business outside of the Area of Interest and each of the Parties hereby consents to such involvement by the other. Each of the Parties shall have the free and unrestricted right to independently engage in and receive the full benefits of any and all business endeavors, other than the business endeavors within the boundaries of the Area of Interest without consulting the other Party or inviting or allowing the other Party to participate. The legal doctrine of "corporate opportunity" sometimes applied to persons occupying a fiduciary status shall not apply in the case of any endeavor of either Party other than the endeavors within the boundaries of the Area of Interest. In particular, neither Party shall have any obligation to the other as to any opportunity to acquire any mining property, interest or right offered to it other than within the boundaries of the Area of Interest.

8.5 Communications. All invoices, payments, notices, consents, demands and other communications required or permitted (in this Section collectively called "Communications") under this Letter Agreement shall be in writing and may be delivered personally, sent by telecopier, or sent by overnight courier service to the address for each Party. Any Communication delivered or sent by facsimile transmission shall be deemed to be given and received on the business day next following the date of transmission. Any Communication delivered by overnight courier service shall be deemed to be given two business days following the date sent. Communications given by other means shall be deemed to have been given when actually received. Communications shall be addressed as follows:

         TO ATNA:              Atna Resources Ltd.
                               510 - 510 Burrard Street
                               Vancouver, British Columbia
                               Canada V6C  3A8
                               Telephone: (604) 684-2285
                               Telecopier: (604) 684-8887

         TO APOLO:             Apolo Gold & Energy Inc.
                               1209 - 409 Granville Street
                               Vancouver, British Columbia
                               Canada V6C 1T2
                               Telephone:  (604) 687-4150
                               Telecopier:  (604) 687-4155

     Either Party may by a written Communication to the other Party change its address for Communications hereunder.

8.6 Waiver. No waiver of any breach of this Agreement shall be binding unless evidenced in writing, executed by the Party against whom the waiver is asserted. Any waiver shall extend only to the particular breach so waived and shall not limit any rights with respect to any future breach.

8.7 Entire Agreement . This Agreement constitutes the entire agreement between the Parties hereto and supersedes all prior agreements and understandings between the Parties relating to the subject matter hereof. Any amendment or variation of this Agreement shall only be binding upon a Party if evidenced in writing, executed by that Party.

8.8 Time of the Essence. Time is of the essence of this Agreement; provided, however, that if the Parties set new times for the performance of any of their obligations or the exercise of any of their rights, then time shall again be of the essence of such new times.

8.9 Inurement. This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

8.10 Additional Documents. Each Party shall execute such documents, assignments, endorsements, instruments and evidences of transfer and give such further assurances as shall be necessary or appropriate in connection with the performance of its obligations under this Agreement.

8.11 Severable Provisions . If any term or condition herein contained shall be in conflict with or inconsistent with applicable law, the same shall be deemed to be severable herefrom and shall not invalidate the remaining terms and conditions herein contained. This Agreement with any such terms and conditions severed shall continue in full force and effect.

8.12 Governing Law. The Parties agree that this Agreement shall be interpreted and governed according to the laws of the State of Nevada.

8.13 Arbitration. In the event of disputes, controversies or claims arising from an alleged breach of the Joint Venture Agreement; or disputes arising out of or related to the Joint Venture Agreement over substantial factual issues concerning technical mining or metallurgical matters, the Parties agree to be bound by binding arbitration to be conducted in Reno, Nevada in accordance with the Commercial Arbitration Rules of the American Arbitration Association. All disputes arising out of or related to the Joint Venture Agreement over issues concerning technical mining or metallurgical matters shall be resolved by arbitrators who are experts in the relevant fields. The applicable substantive law shall be the law of the State of Nevada and discovery shall be conducted pursuant to the Nevada Rules of Civil Procedure, and the Nevada Rules of Evidence shall apply. In the event of a deadlock, the Parties agree to fund operations at a level comparable with the last adopted Program and Budget, which in any event shall be sufficient to maintain and protect the Assets of the Joint Venture in good standing, until the deadlock is resolved.

8.14 Memorandum of Agreement. Simultaneously with execution of this Agreement, the Parties shall enter into and execute a Memorandum of Agreement referencing this Agreement for recording purposes.

8.15 Changes in Mining Law. In the event of repeal or substantial change in the Mining Law of 1872, this Agreement and the Joint Venture Agreement shall apply to any form of ownership or rights which replace or modify the unpatented mining claims described in Exhibit A.

8.16 Announcements and Reports. Public announcements or reports (including press releases) by a party of any information relating to this Agreement, the transaction and the Property (whether given to a stock exchange or otherwise), shall be made on the basis of agreed texts approved in good faith in advance of issuance by the other parties, such approval not to be unreasonably withheld. Each party (the "Reporting Party") accordingly agrees with the other party that it will, in advance of reporting to a stock exchange or otherwise, advise the other party of the text of the proposed report and provide the other party with the opportunity to make, acting reasonably, comment upon and changes to the form and content thereof before the same is issued. Such comments or changes, as the case may be, shall be communicated to the Reporting Party within a reasonable time having due regard to the urgency of the announcement but, in any event, not later than 48 hours after its communication to the other party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                             ATNA RESOURCES, LTD, a Canadian Corporation,


                             By: /s/ David Watkins
                                 -----------------


                             ATNA RESOURCES, INC., a Nevada Corporation


                             By: /s/ David Watkins
                                 -----------------


                             APOLO GOLD & ENERGY INC., a Nevada
                                Corporation


                             By: /s/ Martial H. Levesseur
                                 ------------------------



STATE OF NEVADA   )
                  ) ss.
COUNTY OF WASHOE  )

On this _______ day of _____________, 2005, before me, a Notary Public in and for said County and State, personally appeared ________________, _____________ of ATNA RESOURCES, LTD, a Canadian corporation, personally known (or proved) to me to be the person who executed the above EXPLORATION AGREEMENT WITH OPTION FOR JOINT VENTURE (BEOWAWE PROJECT), and acknowledged to me that he executed the same for purposes stated therein.


NOTARY PUBLIC

STATE OF NEVADA   )
                  ) ss.
COUNTY OF WASHOE  )

On this _______ day of _____________, 2005, before me, a Notary Public in and for said County and State, personally appeared ________________, _____________ of ATNA RESOURCES, INC, a Nevada corporation, personally known (or proved) to me to be the person who executed the above EXPLORATION AGREEMENT WITH OPTION FOR JOINT VENTURE (BEOWAWE PROJECT), and acknowledged to me that he executed the same for purposes stated therein.


NOTARY PUBLIC




STATE OF NEVADA   )
                  ) ss.
COUNTY OF WASHOE  )

On this _______ day of _____________, 2005, before me, a Notary Public in and for said County and State, personally appeared _______________________, ________ of APOLO GOLD & ENERGY INC., a Nevada corporation, personally known (or proved) to me to be the person who executed the above EXPLORATION AGREEMENT WITH OPTION FOR JOINT VENTURE (BEOWAWE PROJECT), and acknowledged to me that he executed the same for purposes stated therein.


NOTARY PUBLIC